Exhibit 99.1

Explanation of Responses:

(1) Common Stock held directly by Brookfield Retail Holdings VII LLC, a Delaware limited liability company (“BRH”).

(2) Common Stock held directly by Brookfield Retail Holdings II Sub II LLC, a Delaware limited liability company (“BRH II”).

(3) Common Stock held directly by Brookfield Retail Holdings III Sub II LLC, a Delaware limited liability company (“BRH III”).

(4) Common Stock held directly by Brookfield Retail Holdings IV-A Sub II LLC, a Delaware limited liability company (“BRH IV-A”).

(5) Common Stock held directly by Brookfield Retail Holdings IV-B Sub II LLC, a Delaware limited liability company (“BRH IV-B”).

(6) Common Stock held directly by Brookfield Retail Holdings IV-C Sub II LLC, a Delaware limited liability company (“BRH IV-C”).

(7) Common Stock held directly by Brookfield Retail Holdings IV-D Sub II LLC, a Delaware limited liability company (“BRH IV-D” and, together with BRH, BRH II, BRH III, BRH IV-A, BRH IV-B, BRH IV-C and BRH IV-D, the “Investment Vehicles”)

(8) The Reporting Person, as an indirect owner of BPY Retail III LLC and BPY Retail I LLC, each of which holds Class A interests in each Investment Vehicle, may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares of Common Stock that are directly beneficially owned by each Investment Vehicle. In accordance with Instruction 5(b)(iv), the entire amount of the Common Stock held by the Investment Vehicles is reported herein. The Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Investment Vehicles, except to the extent of any indirect pecuniary interest therein.

(9) The Reporting Person is an indirect owner of Brookfield BPY Retail Holdings II LLC, which directly holds Class A interests in BRH IV-A, BRH IV-C and BRH IV-D, each of which directly holds Common Stock. The Reporting Person may be deemed to have an indirect pecuniary interest in such Common Stock. In accordance with Instruction 5(b)(iv), the entire amount of the Common Stock held by such person is reported herein. The Reporting Person disclaims beneficial ownership of all shares of Common Stock that are held by such person, except to the extent of any indirect pecuniary interest therein.

(10) Common Stock held directly by Brookfield BPY Retail Holdings Sub I LLC, a Delaware limited liability company (“BPY Sub”). BPY Sub is an indirect subsidiary of the Reporting Person. In accordance with Instruction 5(b)(iv), the entire amount of the Common Stock directly held by BPY Sub is reported herein. The Reporting Person disclaims beneficial ownership of all shares of Common Stock that are held by such person, except to the extent of any indirect pecuniary interest therein.

(11) Common Stock held directly by New Brookfield Retail Holdings R 2 LLC, a Delaware limited liability company (“BRH R 2”). BRH R 2 is an indirect subsidiary of the Reporting Person. In accordance with Instruction 5(b)(iv), the entire amount of the Common Stock directly held by BRH R 2 is reported herein. The Reporting Person disclaims beneficial ownership of all shares of Common Stock that are held by such person, except to the extent of any indirect pecuniary interest therein.

(12) The Reporting Person is the managing member of each of the Investment Vehicles. The managing member interests of each of the Investment Vehicles are held directly by Brookfield Asset Management Private Institutional Capital Adviser US, LLC, a Delaware limited liability company (“BAMPIC”) and indirect subsidiary of the Reporting Person. The Reporting Person disclaims beneficial ownership of all shares of Common Stock that are held by such persons, except to the extent of any indirect pecuniary interest therein.